                                                                 Exhibit (B)(2)

September 19, 1997


Robert D. Woltil
Chief Financial Officer
Sun Healthcare Group, Inc.
101 Sun Lane, N.C.
Albuquerque, New Mexico 87109


RE:  Acquisition Financing
     ---------------------

Ladies and Gentlemen:

You have advised us that Sun Healthcare Group, Inc. (the "Borrower") intends to make a tender offer (the "Offer") to acquire the capital stock of Regency Health Services (the "Acquired Company") (hereinafter the acquisition of Acquired Company may be referred to as the "Acquisition") for approximately $390,000,000. The Acquisition will be structured as an equity purchase. You have advised us that approximately $1,000,000,000 in senior debt financing will be required in order to effect the Acquisition, to refinance approximately $550,000,000 of existing indebtedness of the Borrower and the Acquired Company, to pay the costs and expenses related to the Acquisition and to provide for ongoing general corporate purposes after completion of the Acquisition. You have further advised us that any other external financing (including sale and leaseback transactions) utilized in connection with the Acquisition will be used to reduce NationsBank's commitments hereunder.

In connection with the foregoing, NationsBank of Texas, N.A. ("NationsBank" or the "Agent") is pleased to advise you of its commitment (this letter agreement being the "Commitment Letter") to provide the full principal amount of the Senior Credit Facilities described in the Summary of Indicative Terms and Conditions attached to this Commitment Letters as Exhibit A (the "Term Sheet"). NationsBanc Capital Markets, Inc. ("NCMI") is pleased to advise you of its commitment, as Arranger and Syndication Agent for the Senior Credit Facilities, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet, and this letter agreement.

Mr. Robert Woltil
September 19, 1997
Page 2

The commitments of NationsBank and CMI hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NCMI in their sole discretion:

     (a) each of the terms and conditions set forth herein

     (b) each of the terms and conditions set forth in the Term Sheet;

     (c) execution by the Borrower, the Acquired Company and/or other appropriate parties of the definitive Purchase Agreement and other related documentation relating to the Acquisition, in form and substance satisfactory to NationsBank and NCMI;

     (d) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank and NCMI in their reasonable discretion.

NationsBank will act as Agent for the Senior Credit Facilities and NCMI will act as Arranger and Syndication Agent for the Senior Credit Facilities. No additional agents will be appointed without the prior approval of NationsBank and NCMI.

Furthermore, the commitments of NationsBank and NCMI hereunder are based upon the financial and other information regarding the Borrower, the Acquired Company and their respective subsidiaries previously provided to NationsBank and NCMI and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank and NCMI, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Acquired Company and their subsidiaries taken as a whole. If the continuing review by NationsBank and NCMI of the Borrower and the Acquired Company discloses information relating to conditions or events not previously disclosed to NationsBank and NCMI or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NCMI which NationsBank and NCMI in their sole discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower, the Acquired Company, and their subsidiaries taken as a whole, NationsBank and NCMI may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

Mr. Robert Woltil
September 19, 1997
Page 3

In addition to the forgoing conditions, as you know, neither we nor you know at this time the precise terms of any additional financing which may be utilized in connection with the Acquisition. Our commitment to provide the Senior Credit Facilities is subject to the requirement that the terms of any such financial be satisfactory to the Agent and the Lenders.

You agree to actively assist NationsBank and NCMI in achieving a syndication of the Senior Credit Facilities that is satisfactory to NationsBank, NCMI and you. In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank and NCMI under the structure outlined in the Term Sheet you agree to cooperate with NationsBank and NCMI in developing an alternative structure that will permit a satisfactory syndication of the Senior Credit Facilities. Syndication of the Senior Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the Acquired Company, and the proposed Lenders. To assist NationsBank and NCMI in the syndication efforts, you hereby agree to
(a) provide and cause your advisors to provide NationsBank and NCMI and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NCMI to complete syndication, including but not limited to information and evaluations prepared by the Borrower and the Acquired Company and their advisors, or on their behalf, relating to the Acquisition, (b) assist NationsBank and NCMI upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities and (c) otherwise assist NationsBank and NCMI in their syndication efforts, including efforts, including making available officers and advisors of the Borrower and the Acquired Company and their subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrower and the Acquired Company and their subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Acquired Company during such syndication process unless otherwise agreed to by NationsBank and NCMI.

It is understood and agreed that NationsBank and NCMI, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the Commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NCMI and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NCMI or the

Mr. Robert Woltil
September 19, 1997
Page 4

Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and the Acquired Company that have been or are hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facilities so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating the Senior Credit Facilities, NationsBank and NCMI will be using and relying on the Information and the Projections without independent verification thereof.

By executing this Commitment Letter, you agree to pay the fees set forth in the Term Sheet and Exhibit B attached to this Commitment Letter.

By executing this Commitment Letter you also agree to reimburse NationsBank and NCMI from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of legal counsel to NationsBank) incurred in connection with the Senior Credit Facilities and the preparation of the definitive documentation for the Senior Credit Facilities and the other transactions contemplated hereby.

IN THE EVENT THAT NATIONSBANK OR NCMI BECOMES INVOLVED IN ANY CAPACITY IN ANY ACTION, PROCEEDING OR INVESTIGATION IN CONNECTION WITH ANY MATTER CONTEMPLATED BY THIS LETTER, THE COMPANY WILL REIMBURSE NATIONSBANK AND NCMI FOR THEIR LEGAL AND OTHER EXPENSES (INCLUDING THE COST OF ANY INVESTIGATION AND PREPARATION) AS THEY ARE INCURRED BY NATIONSBANK OR NCMI. THE COMPANY ALSO AGREES TO INDEMNIFY AND HOLD HARMLESS NATIONSBANK, NCMI AND THEIR AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (THE "INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES AND LIABILITIES, JOINT OR SEVERAL RELATED TO OR ARISING OUT OF ANY MATTERS CONTEMPLATED BY THIS LETTER (INCLUDING ANY ARISING OUT OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY), UNLESS AND ONLY TO THE EXTENT THAT IT SHALL BE FINALLY JUDICIALLY DETERMINED THAT SUCH LOSSES, CLAIMS, DAMAGES OR LIABILITIES RESULTED PRIMARILY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF NATIONSBANK OR NCMI.

Mr. Robert Woltil
September 19, 1997
Page 5

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of NationsBank and NCMI hereunder, provided, however, that the Borrower shall be deemed released of its obligations under the immediately preceding two paragraphs upon the execution of definitive financing documentation.

As described herein and in the Term Sheet, NCMI will act as Arranger and Syndication Agent for the Senior Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NCMI certain fees payable to NationsBank in such manner as NationsBank and NCMI agree to their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NCMI) any information relating to the Senior Credit Facilities, the Borrower, the Acquired Company and their subsidiaries and affiliates.

This Commitment Letter may not be assigned by the Borrower without the prior written consent of NationsBank and NCMI.

If you are in agreement with the foregoing please execute and return the enclosed copy of this Commitment Letter no later than the close of business on July 28, 1997. Our commitments shall terminate if not so accepted by you prior to that time. Following acceptance by you, our commitments will terminate on December 31, 1997, unless the Senior Credit Facilities are closed by such time.

Except as required by applicable law, this Commitment Letter (including the Term Sheet and Exhibit B) and the contents hereof shall not be disclosed by you to any third party without the prior consent of NationsBank and NCMI, other than to you attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; provided, however, it is understood and agreed that following your acceptance of this Commitment Letter you may disclose the terms of this Commitment Letter (excluding Exhibit B) to the Acquired
                                     --------------------
Company and its attorneys and financial advisors in connection with the Offer. Without limiting the foregoing, in the event that you disclose the contents of this letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this Commitment Letter (including attached Exhibits A and B).

THIS COMMITMENT LETTER (INCLUDING THE TERM SHEET AND EXHIBIT B) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE MATTERS COVERED HEREIN AND THEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Mr. Robert Woltil
September 19, 1997
Page 6

THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

     This letter may be executed in counterparts which, taken together, shall constitute an original.



                              Very truly yours,

                              NATIONSBANK OF TEXAS, N.A.


                                   /s/ Steve Day
                              _____________________________________________
                              By:      Steve Day
                              Title:   Senior Vice President


                              NATIONSBANC CAPITAL MARKETS, INC.


                                   /s/  Gary Kahn
                              _____________________________________________
                              By:       Gary Kahn
                              Title:    Senior Vice President and Director



ACCEPTED AND AGREED TO:

SUN HEALTHCARE GROUP, INC.



     /s/ Robert D. Woltil
_______________________________
By:      Robert D. Woltil
Title:   Chief Financial Officer
Date:

                                  EXHIBIT A-1
                                  -----------
                            SENIOR TENDER FACILITIES
                           SUN HEALTHCARE GROUP, INC.

                    SUMMARY OF PROPOSED TERMS AND CONDITIONS

                               SEPTEMBER 19, 1997


BORROWER:                Sun Healthcare Group, Inc. ("Sun") and certain of its
                         subsidiaries which NationsBank may elect to designate as co-Borrowers (collectively, the "Borrower").

GUARANTORS:              The Senior Tender Facilities shall be guaranteed by all
                         domestic subsidiaries of Sun (whether direct or indirect and whether now existing or hereafter created, acquired or arising), including, without limitation, the Acquired Company and all domestic subsidiaries of the Acquired Company. All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank of Texas, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank and NCMI.

ARRANGER &
SYNDICATION AGENT:       NationsBanc Capital Markets, Inc. ("NCMI").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NCMI, which institutions shall be acceptable to the Borrower and the Agent (collectively, the "Lenders").

SENIOR TENDER            An aggregate principal amount of up to $1,200,000,000
FACILITIES:              will be available under the conditions hereinafter set
                         forth:

                         Revolving Credit Facility:  $500,000,000 revolving
                         -------------------------
                         credit facility, which will include a $75,000,000 sublimit for the issuance of standby and commercial letters of credit (each a

                         "Letter of Credit"). Letters of Credit will be issued by NationsBank (in such capacity, the "Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

                         Term Loan Facility:  $700,000,000 term loan facility
                         ------------------
                         comprised of the following term loan tranches.

                         (i)  $200,000,000 Tranche A Term Loan

                         (ii) $250,000,000 Tranche B Term Loan

                         (iii)  $250,000,000 Tranche C Term Loan

                         Provided, however, the Agent reserves the right, in its discretion, to reallocate the principal amount of the Term Loan Facility among the various tranches if the Agent believes such reallocation will result in a more successful syndication of the Senior Tender Facilities.

PURPOSE: The proceeds of the Senior Tender Facilities shall be used for the following purposes:

                         (i) to refinance the outstanding principal balance of existing indebtedness of Sun under a certain Credit Agreement, dated as of July 1, 1997, among Sun, NationsBank of Texas, N.A., as Administrative Agent, and certain lenders party thereto (the "Existing Sun Credit Agreement");

                         (ii) to pay the cash portion of the purchase price for the capital stock of Regency Health Services, Inc. (the "Acquired Company") tendered to Sunreg Acquisition Corp., a wholly-owned domestic subsidiary of Sun (the "Acquisition Sub"), pursuant to a public tender offer heretofore made by the Acquisition Sub for such capital stock (the "Equity Tender");

                         (iii) to pay the cash purchase price for certain debt securities of the Acquired Company tendered to the Acquisition Sub or to the Borrower pursuant to a tender offer heretofore made by the Acquisition Sub or the Borrower for such debt securities (the "Debt Tender");

                         (iv) to pay fees and expenses incurred in connection with the foregoing acquisitions of capital stock and debt securities of the Acquired Company and the refinancing of existing debt of the Acquired Company (collectively, the

                                 "Acquisitions"); and

                         (v) to provide for working capital and general corporate purposes of the Borrower.

INTEREST RATES:          The Senior Tender Facilities shall bear interest, at
                         the option of the Borrower, at a rate per annum equal to either (i) the LIBOR interbank rate, adjusted for reserves, or (ii) the Base Rate (defined as the higher of (a) the NationsBank prime rate and (b) the Federal
                         Funds rate plus 1/2%), in each case plus the "Applicable Margins" set forth below.


                         Facility                       LIBOR       Base Rate
                         --------                       -----       ---------
                                                      Applicable    Applicable
                                                      ----------    ----------
                                                       Margin        Margin
                                                       ------        ------
                         Revolving Credit Loans        250 bps       100 bps
                         Tranche A Term Loans          250 bps       100 bps
                         Tranche B Term Loans          275 bps       125 bps
                         Tranche C Term Loans          300 bps       150 bps


                         If any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Senior Tender Facilities, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees. Such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection.

                         The Borrower may select interest periods of 7 or 30 days for LIBOR loans, subject to availability.

                         A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.

                         The loan documentation shall include cost and yield protection customary for transactions and facilities of this type, including without limitation changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, and reserves, all without proration or offset.

LETTER OF CREDIT FEES:   Letter of Credit fees will be equal to the Applicable
                         LIBOR Margin of 250 bps on a per annum basis to be paid to the Administrative Agent for the prorata account of the Lenders, plus a fronting fee of 12.5 bps per annum to be paid to the Fronting Bank for its own account.
                         Letter of Credit Fees will be due and payable quarterly in arrears and will be calculated on the aggregate stated amount for each Letter of Credit for the stated duration thereof.

COMMITMENT FEE:          A 50 basis points per annum (calculated on the basis of
                         actual number of days elapsed in a year of 360 days)
                         Commitment Fee, calculated on the unused portion of the Senior Tender Facilities, shall commence to accrue upon execution of a definitive credit agreement, and shall be payable thereafter quarterly in arrears.

MATURITY:                The Senior Tender Facilities shall terminate and all
                         amounts outstanding thereunder shall be due and payable in full on the earliest to occur of (i) the closing and funding of the loan facility contemplated to be entered into among the Borrower, NationsBank of Texas, N.A. and certain other lenders in connection with, and substantially contemporaneously with, the anticipated merger of the Acquired Company with and into Sun or the Acquisition Sub as soon as practical following the consummation of the Equity Tender and the Debt Tender
                         (such loan facility, or any similar financing or loan facility entered into in lieu therof, being referred to herein as the "Senior Merger Facility"), or (ii) the abandonment by Sun or the Acquisition Sub of the contemplated merger of the Acquired Company with and into Sun or the Acquisition Sub, or (iii) 12/31/97.

SECURITY:                The Agent (on behalf of the Lenders) shall receive a
                         first priority perfected security interest in (a) all of the capital stock of each of the domestic subsidiaries (whether direct or indirect and whether now existing or hereafter created, acquired or arising) of Sun, (b) 66% of the capital stock of each foreign subsidiary which is a direct subsidiary of the Borrower or any of its domestic subsidiaries, which capital stock shall not be subject to any other lien or encumbrance and (c) 100% of the debt securities of the Acquired Company purchased by the Borrower or the Acquisition Sub as a result of the Debt Tender.
                         Additionally, 100% of the capital stock of the Acquired
                         Company acquired by Sun, the Acquisition Sub or any other subsidiary of Sun as a result of the Equity
                         Tender or otherwise shall be subject to a negative pledge.

                         The foregoing security shall ratably secure the Senior Tender Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender under the Senior Tender Facilities.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:              The Senior Tender Facilities shall be prepaid by an
                         amount equal to (a) 100% of the net cash proceeds of all asset sales by the Borrower or any domestic subsidiary of the Borrower (including stock of subsidiaries), subject to de minimus baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid; (b) 100% of the net cash proceeds from the issuance of any debt (excluding certain permitted debt, but including the Senior Merger Facility) by the Borrower or any domestic subsidiary; and (c) 100% of the net cash proceeds from the issuance of equity
                         (excluding certain proceeds such as proceeds from the exercise of options) by the Borrower or any domestic subsidiary. Prepayments shall be applied pro rata to reduce the Tranche A Term Loan, the Tranche B Term Loan and the Tranche C Term Loan within each tranche pro rata with respect to each remaining installment of principal. In the event the Term Loan Facilities shall have been completely prepaid, the mandatory payments described above shall be applied to permanently reduce the amount available under the Revolving Credit
                         Facility.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:              The Borrower may prepay the Senior Tender Facilities in
                         whole or in part at any time without penalty, subject to reimbursement of the Lender's breakage and re-deployment costs in the case of prepayment of LIBOR borrowings.

CONDITIONS PRECEDENT
TO CLOSING:              The initial funding of the Senior Tender Facilities
                         will be subject to satisfaction of the conditions precedent deemed appropriate by the Agent and the Lenders for leveraged financings generally and for this transaction in particular, including, but not limited to, the following:

                         (i) The completion of all due diligence with respect to the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) in scope and determination satisfactory to NationsBank and NCMI in their sole discretion.

                         (ii) The negotiation, execution and delivery of definitive documentation with respect to the Senior Tender Facilities satisfactory to NCMI, the Agent and the Lenders.

                         (iii) The Agent's satisfactory review of all documents in connection with the Acquisitions, together with all schedules and exhibits thereto (collectively, the "Acquisition Documents"). The consummation of the transactions contemplated by the Acquisition Documents in accordance with the terms thereof and in compliance with applicable law and regulatory requirements. The Acquisition Documents shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived, without the prior written consent of the Agent.

                         (iv) The Acquisition Sub or the Borrower, as applicable, shall have acquired not less than 51% of the capital stock of the Acquired Company as a result of the Equity Tender and a percentage of the debt securities of the Acquired Company acceptable to the Agent as a result of the Debt Tender.

                         (v) The Agent shall have received and, in each case, approved the consolidated financial statements of the Acquired Company and its subsidiaries for the fiscal years ended 12/31/94, 12/31/95 and 12/31/96, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, a pro forma balance sheet of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) as of the Closing Date, giving effect to the Acquisitions and the transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, and such other information relating to the Acquisitions as the Agent may require.

                         (vi) Other than as heretofore disclosed to the Agent and the Lenders, there shall not have occurred a material adverse change since 12/31/96 in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries and the Acquired Company and its subsidiaries, taken as a whole, or in the facts and information regarding such entities as represented to date.

                         (vii) The Agent shall have been satisfied with the form and content of the reports of the environmental consultants with respect to all real properties owned or leased by the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries).

                         (viii) The Agent shall have received (a) satisfactory opinions of counsel to the Borrower and its subsidiaries (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Tender Facilities) and such corporate resolutions, certificates and other documents as the Agent shall reasonably require and (b) satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all collateral for the Senior Tender Facilities, subject to no other liens except for permitted liens to be determined.

                         (ix) Receipt of all governmental, shareholder and third party consents (including Hart-Scott Rodino clearance) and approvals necessary or, in the opinion of the Agent, desirable in connection with the Acquisitions and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries), or such other transactions, or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could have such effect.

                         (x) Except as heretofore disclosed to the Agent and the Lenders, the absence of any action, suit, investigation, claim or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect the Borrower or any of its subsidiaries (including the Acquired Company or any of its subsidiaries) or any transaction contemplated hereby, that could, if adversely determined, have a material adverse effect on the Borrower or any of its subsidiaries (including the Acquired Company or any of its subsidiaries) or any transaction contemplated hereby, or that could, if adversely determined, have an adverse effect on the ability of the Borrower or any of its subsidiaries (including the Acquired Company or any of its subsidiaries) to perform their respective obligations under the documents to be executed in connection with the Senior Tender Facilities.

                         (xi) The Borrower and its subsidiaries and the Acquired Company and its subsidiaries shall be in compliance with all existing financial obligations (after giving effect to

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                                 the Acquisitions).

                         (xii) Receipt and review, with results satisfactory to the Agent and its counsel, of information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries).

                         (xiii) To the extent requested to do so by the Agent, the Borrower, the Acquired Company and their respective subsidiaries shall have executed and delivered to the Agent any and all documents and agreements as the Agent shall have requested in order to provide for the pari passu treatment and cross collateralization of the Senior Tender Facilities and any existing indebtedness of the Acquired Company to NationsBank of Texas, N.A. and the other lenders under the Acquired Company's existing credit facility with such lenders.

REPRESENTATIONS &
WARRANTIES:              Consistent with the Existing Sun Credit Agreement and
                         taking into account the transactions contemplated hereby, to include without limitation: (i) corporate status; (ii) corporate power and authority/ enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation, except as heretofore disclosed to the Agent and the Lenders; (v) correctness of specified financial statements and no material adverse change, except as heretofore disclosed to the Agent and the Lenders; (vi) no required governmental or third party approvals;
                         (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment Company
                         Act; (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; (xii) payment of taxes, and (xiii) consummation of the Acquisitions.

COVENANTS:               Consistent with the Existing Sun Credit Agreement and
                         taking into account the transactions contemplated hereby, to include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws;
                         (v) payment of taxes; (vi) maintenance of insurance;
                         (vii) limitation on liens; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt; (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations

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

                         on investments; (xii) ERISA; (xiii) limitation on transactions with affiliates; and (xiv) limitation on capital expenditures.

                         Financial covenants to include (but not limited to):

                         . Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (total funded debt + 8x operating leases/EBITDAR),

                         . Maintenance on a rolling four quarter basis of an Adjusted Senior Debt/EBITDAR Ratio,

                         . Maintenance on a rolling four quarter basis of a Minimum Fixed Charge Coverage Ratio
                            (EBITDAR)/(interest expense + scheduled principal repayments + leases), and

                         .  Maximum Total Debt/Total Capitalization.

EVENTS OF DEFAULT:       Consistent with the Existing Sun Credit Agreement and
                         taking into account the transactions contemplated hereby, to include without limitation: (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) cross-default to other material agreements and indebtedness, (iv) bankruptcy,
                         (v) material judgments, (vi) ERISA, (vii) actual or asserted invalidity of any loan documents or security interests, (viii) Change in Control of the Borrower.

ASSIGNMENTS/
PARTICIPATIONS:          Each Lender will be permitted to make assignments to
                         other financial institutions approved by the Borrower and the Agent, which approvals shall not be unreasonably withheld. Additionally, Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment (including, but not limited to any assignment by a Lender to another Lender).

WAIVERS &
AMENDMENTS:              Amendments and waivers of the provisions of the loan
                         agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Tender
                         Facilities, except that (a) the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees, (iii) extensions of

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

                         scheduled maturities or times for payment, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors and (b) the consent of the Lenders holding at least 50% of the Tranche A Term Loan Facility, at least 50% of the Tranche B Term Loan Facility and at least 50% of the Tranche C Term Loan Facility shall be required with respect to any amendment that changes the allocation of any payment between the Tranche A Term Loan, the Tranche B Term Loan and the Tranche C Term Loan Facilities.

INDEMNIFICATION:         The Borrower shall indemnify the Lenders from and
                         against all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees and settlement costs. This indemnification shall survive and continue for the benefit of the Lenders at all times after the Borrower's acceptance of the Lender's commitment for the Senior Tender Facilities, notwithstanding any failure of the Senior Tender Facilities to close.

CLOSING: October 7, 1997, unless extended to a later Closing Date in the sole discretion of the Arranger.

GOVERNING LAW:           Texas.

EXPENSES:                Borrower shall pay all reasonable costs and expenses
                         associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Senior Tender
                         Facilities, including, without limitation, the legal fees of the Agent's counsel, regardless of whether or not the Senior Tender Facilities are closed.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Tender Facilities contemplated hereby. The parties to the Senior Tender Facilities shall waive their right to a trial by jury.

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